EXHIBIT 99.2

FOR IMMEDIATE RELEASE	NR06-13

DYNEGY HOLDINGS INC. ANNOUNCES OFFERING

OF $750 MILLION OF SENIOR UNSECURED NOTES

HOUSTON (March 29, 2006) – Dynegy Inc. (NYSE: DYN) announced today that its wholly-owned subsidiary, Dynegy Holdings Inc. (“DHI”), plans to offer $750 million aggregate principal amount of its Senior Unsecured Notes due 2016 in a private offering pursuant to Rule 144A and Regulation S under the Securities Act of 1933. The offering of the notes, which is subject to market and other conditions, will be made within the United States only to qualified institutional buyers, and outside the United States to non-U.S. investors (as defined for purposes of Regulation S).

DHI intends to use the net proceeds of the offering, together with cash on hand, to consummate its previously-announced cash tender offer and consent solicitation for all $225 million of its outstanding Second Priority Senior Secured Floating Rate Notes due 2008, all $625 million of its outstanding 9.875% Second Priority Senior Secured Notes due 2010 and all $900 million of its outstanding 10.125% Second Priority Senior Secured Notes due 2013.

The notes will not be registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This announcement is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction or an exemption therefrom.

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DYNEGY HOLDINGS INC. ANNOUNCES OFFERING
OF $750 MILLION OF SENIOR UNSECURED NOTES	NR06-13
2-2-2-2-2

Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The company’s power generation portfolio consists of more than 12,600 megawatts of baseload, intermediate and peaking power plants fueled by a mix of coal, fuel oil and natural gas. DYNC

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the consummation of the transaction described above. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, Dynegy cannot assure you that the proposed transaction described above will be consummated on the terms Dynegy currently contemplates, if at all, or that the notes tendered in the tender offer and consent solicitation described above will be accepted for purchase. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2005, which is available free of charge on the SEC’s web site at http://www.sec.gov.

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